Exhibit 99.1
Retention and Severance Agreement for Marcus P. Bak
[OM Group, Inc. Letterhead]
February 9, 2007
Mr. Mark Bak
4423 Kings Forest Blvd.
Richfield, OH 44286
Dear Mark:
     As you know, OM Group, Inc. (“OMG”) has entered into an agreement to sell its Nickel business. You are a key member of the management team that will determine the ultimate success of any such transaction. OMG wants to encourage you to remain focused on the business of the Nickel division and to continue to do your very best in performing your responsibilities through the transaction date. We recognize that you have been, and will continue to be, called upon to participate in transaction-related activities over and above your regular, ongoing duties. To acknowledge these efforts, you will be eligible to receive a discretionary transaction payment (the “Retention Bonus”), to be paid to you if a sale of the Nickel division is consummated by July 1, 2007. The Retention Bonus does not preclude you from participating in any other means of compensation or benefit plans as a member of OMG’s management team. This letter agreement sets forth the terms and conditions of your Retention Bonus, including the requirements that you must meet in order to receive your Retention Bonus.
1. Eligibility. The decision whether or not to pay you the Retention Bonus shall be within the sole discretion of OMG’s Chief Executive Officer (the “CEO”), which discretion shall not be unreasonably exercised. The factors to be considered by the CEO in determining whether you will be paid a Retention Bonus or not include your ongoing loyalty, cooperation and effort extended during the data gathering phase and throughout the remainder of the transaction process.
2. Retention Bonus.
     (a) Amount. The amount of the Retention Bonus, if paid, will be equal to one year’s base pay based upon your current rate of salary of $348,140. Payment of the Retention Bonus will be subject to the approval of the CEO and will be paid in two installments as follows:
     (i) 50% of the Retention Bonus will be paid 30 days following the closing of a sale of the Nickel business (the “Closing”) (or as soon as practicable thereafter) (such date of payment, the “Initial Payment Date”); and
     (ii) the remaining 50% of the Retention Bonus will be paid 90 days following the Closing (or as soon as practicable thereafter) (such date of payment, the “Second Payment Date” and, each of the Initial Payment Date and the Second Payment Date being referred to herein as a “Payment Date”).
     (b) Termination of Employment. If you voluntarily resign or retire or if your employment is terminated by OMG for Cause (as defined below), prior to a Payment Date, you will forfeit your eligibility for any unpaid portion of the Retention Bonus and your benefits will be determined in accordance with the normal company policy regarding such terminations. If your employment is involuntarily terminated by OMG without Cause prior to a Payment Date, or if you terminate your employment for Good Reason (as defined below) after the Initial Payment Date, but prior to the Second Payment Date, you will be eligible to receive the full amount of any unpaid portion of the Retention Bonus, which amount, if paid, will be paid to you on the applicable Payment Date.

3. Severance Benefits. In addition to the Retention Bonus described above, you will be entitled to severance benefits that are related directly to the sale of the Nickel business should your employment be terminated involuntarily by OMG without Cause within 150 days following the Closing (and as a result of the divestiture) or if you terminate your employment for Good Reason (as defined below) at any time during the period commencing on the 31st day and ending on the 150th day following the Closing. In either such event, you will be entitled to an additional eighteen months of your base salary and target annual bonus, as in effect at the time of separation, and other benefits as set forth in this Section 3.
     (a) You will be entitled to (i) your base salary earned through the date of termination to the extent not already paid, (ii) your bonus for OMG’s previously completed fiscal year to the extent not already paid and (iii) your bonus for the fiscal year in which the Closing occurs, based on the actual performance of OMG for such fiscal year and pro rated to reflect the number of days you were employed with OMG during such fiscal year (collectively, your “Base and Bonus Benefits”). The Base and Bonus Benefits set forth in sub-section (i) will be paid as soon as reasonably practicable following your termination of employment. The Base and Bonus Benefits set forth in sub-sections (ii) and (iii) will be paid in accordance with the terms and conditions of OMG’s Annual Incentive Plan, but in no event later than (A) March 15, 2007 with respect to the Base and Bonus Benefits set forth in sub-section (ii) and (B) March 15, 2008 with respect to the Base and Bonus Benefits set forth in sub-section (iii).
     (b) You will be entitled to six months’ of base pay earnings, payable on the sixth month anniversary of your termination of employment or as soon as reasonably practicable thereafter (the “Initial Severance Payment”).
     (c) Starting in the seventh month following termination of employment, and for each succeeding month thereafter through month eighteen (the “Severance Period”), you will receive a monthly payment equal to your monthly base salary.
     (d) From the date of your termination of employment and until the conclusion of the Severance Period, OMG will reimburse you for the amount of your COBRA premiums in order to maintain medical (including, without limitation, prescription drug and vision) and dental coverage during such period, provided that if the payment described in this Section 3(c) is subject to tax, OMG will pay you an additional amount such that after payment by you of all taxes so imposed on such payments, you retain an amount equal to such taxes. Should you become eligible for coverage under another employer’s group medical (including, without limitation, prescription drug and vision) and dental plans, you will no longer be eligible for coverage under OMG’s plans or for reimbursement of COBRA premiums by OMG.
     (e) Target bonus payout of 75% of your base pay or $261,105 will be paid at the time of the Initial Severance Payment (as defined in sub-section (b) above).
     (f) After the conclusion of the Severance Period, all payments and benefits will cease.
4. Acceleration of Equity Awards. In addition, in the event that the Closing occurs and (i) within 150 days, and as a result of the sale of the Nickel business, your employment with OMG is involuntarily terminated without Cause, or (ii) if you terminate your employment for Good Reason at any time during the period commencing on the 31st day and ending on the 150th day following the Closing, any stock options or restricted stock that you have been granted under OMG’s Stock Option and Restricted Stock Plans (the “Plans”) will have the customary three year vesting periods waived and all outstanding grants will immediately become vested; provided, however, that for any grants of performance-based restricted stock, the number of shares that would be subject to accelerated vesting is the number at the “target” performance level. All other terms, conditions and administrative requirements relating to the outstanding stock options and restricted stock will continue to be enforced as specified by the Plans.
5. Outplacement Services. In the event that the Closing occurs and your employment with OMG is involuntarily terminated without Cause within 150 days of the Closing (and as a result of the divestiture), or if you terminate your employment for Good Reason at any time during the period commencing on the 31st day and ending on the 150th day following the Closing, OMG will provide you reasonable outplacement services, by a firm selected by OMG, for a period of up to six (6) months of a nature customarily provided at your executive officer level.

     6. Confidentiality. Notwithstanding anything in this letter agreement to the contrary, in order to be eligible to receive the Retention Bonus, accelerated vesting of stock options and restricted stock, outplacement services and the severance benefits described herein, you agree to the following:
     (a) For a period of one (1) year from termination of your employment, you agree not to, without the written consent of OMG, either directly or indirectly, engage in, make any investment in, advise or consult with, assist or render any services to any person or entity in competition with the business of OMG or its subsidiaries, as such business exists on the date immediately following the Closing. Notwithstanding the foregoing, you may own less than five (5) percent of the combined voting power of all issued and outstanding voting securities of any publicly-held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.
     (b) You agree that you will not at any time, either directly or indirectly, disclose or make known to any person or entity or use any confidential information, trade secret, or proprietary information that you acquired during the course of your employment with OMG that has not become public knowledge (other than by your actions in violation of this agreement). You further agree that upon the termination of your employment with OMG, or at any time upon the request of OMG, you will deliver to OMG any and all literature, documents, correspondence, and other materials and records furnished to you by OMG during the course of your employment with OMG.
7. Indemnification. OMG and its successors and/or assigns will indemnify, hold harmless, and defend you to the fullest extent permitted by applicable law and the By-Laws and Certificate of Incorporation of OMG with respect to any claims that may be brought against you arising out of or related to any action taken or not taken in your capacity as an employee or officer of OMG or any of its affiliates. In addition to the above indemnification, you shall be covered, in respect of your activities as an officer of OMG or any of its affiliates, by OMG’s (or any of its affiliates’) Directors and Officers liability insurance to the fullest extent permitted by such insurance policy.
8. Definitions.
     (a) “Cause” means (i) your conviction of a felony that is materially and demonstrably injurious to the Company; (ii) your willful misconduct or gross negligence in the performance of your duties; or (iii) your breach of the conditions of this letter agreement.
     (b) “Good Reason” means the assignment of any duties inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by OMG which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by OMG promptly after receipt of notice thereof given by you.
9. Tax Withholding. All employment-related taxes attributable to the Retention Bonus and other payments under this letter agreement that OMG determines are required to be withheld in order to be in legal compliance, and will be deducted from the payments made hereunder.
10. No Employment Contract. This letter agreement is not an employment contract and does not alter the employment-at-will status between you and OMG. OMG is offering you the benefits provided in this letter as compensation for your efforts and participation in any proposed sale of the Nickel business.
11. Term. This letter agreement shall remain in effect until July 1, 2007. If the Closing shall not have occurred prior to July 1, 2007, this agreement shall become null and void. This letter is governed by the laws of the State of Ohio, without reference to the principles of conflict of laws.
12. Relation to Other Benefits.
     (a) Since the Retention Bonus represents a one-off, unique payment to you, the Retention Bonus will not be considered in calculating related benefits, except as required by law.

     (b) This letter agreement does not invalidate nor is it to be used to replace any other agreement relating to compensation due to you from OMG, including severance payments that may become payable to you pursuant to a Change in Control Agreement with OMG; provided, however, that if you become entitled to benefits under this letter agreement and your Change in Control Agreement with OMG, you will be entitled to severance benefits under either this letter agreement or such Change in Control Agreement with OMG, whichever agreement provides for greater benefits, but you will not be entitled to benefits under both agreements. In addition, this letter agreement does not affect your right to receive your regular salary or any rights that you may have under any agreement, policy, plan, program or arrangement of OMG providing employee benefits and/or incentive compensation pursuant to your regular employment status with OMG, which rights will be governed by the terms thereof.
     (c) You will not forfeit any rights under the Benefit Restoration Plan if your employment is terminated involuntarily by OMG without Cause within 150 days following the Closing (and as a result of the divestiture) or if you terminate your employment for Good Reason at any time during the period commencing on the 31st day and ending on the 150th day following the Closing. In either case, you will be considered as fully vested under the Benefit Restoration Plan as though you had 10 years of service and had attained the age of 55. Notwithstanding the foregoing, OMG does hereby reserve the right to amend or terminate the Benefits Restoration Plan at any time. However, no amendment or termination of the Benefits Restoration Plan will, without your consent, adversely affect the amount of your vested benefit under the Benefits Restoration Plan as such benefit exists on the date of such amendment or termination.
Your efforts can make a difference in the success of the sale of the Nickel business. We thank you for your efforts and your ongoing dedication and loyalty.
Sincerely,

/s/ Joseph Scaminace
Joseph Scaminace
I have read and agree on this 9th day of February, 2007 to the terms of the above letter of agreement.

/s/ Mark Bak
Mark Bak

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